Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) the Registration Statement (Form S-3 No. 333-193777) of SciQuest, Inc. and subsidiaries,

(2)  the Registration Statement (Form S-8 No. 333-188527) pertaining to the 2013 Stock Incentive Plan of SciQuest, Inc. and subsidiaries,

(3)  the Registration Statements (Form S-8 No. 333-170386, Form S-8 No. 333-181482 and) pertaining to the 2004 Stock Incentive Plan of SciQuest, Inc. and subsidiaries, and

(4)  the Registration Statement (Form S-8 No. 333-181492) pertaining to the Employee Stock Purchase Plan of SciQuest, Inc. and subsidiaries;

of our report dated March 8, 2013, with respect to the consolidated financial statements of SciQuest, Inc. and subsidiaries for the year ended December 31, 2012 included in this Annual Report (Form 10-K).

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 23, 2015